The Mexico Fund, Inc. Monthly Summary Report ¦ February 29, 2016

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."

Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 6% of the Fund's net asset value ("NAV") per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.

Highlights
Total Net Assets (million)[1]	$275.38	Daily Average Number of Shares Traded[2]	23,752
NAV per share[1]	$18.31	Outstanding Shares[3]	15,043,836
Closing price[4]	$16.04	Expense Ratio (10/31/2015)	1.59%
Premium (Discount)	(12.40%)	Portfolio Turnover (10/31/2015)	16.52%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-0.56%	-3.49%	-21.30%	-12.10%	-0.47%	5.23%
NAV per share	0.16%	-2.97%	-12.71%	-8.10%	-0.36%	4.69%
MSCI Mexico Index	0.34%	-3.09%	-17.41%	-9.47%	-2.55%	3.84%
Bolsa IPC Index	0.12%	-3.39%	-16.94%	-9.77%	-3.04%	4.85%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During February 2016, the Fund repurchased 500 shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions

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The Mexico Fund, Inc. Monthly Summary Report ¦ February 29, 2016

Top Ten Holdings (60.78% of Net Assets)
1 América Móvil	11.74%	6 Cemex	4.30%
2 Fomento Económico Mexicano	9.87%	7 Grupo Televisa	4.11%
3 Wal-Mart de México	8.55%	8 Kimberly-Clark de México	3.98%
4 Grupo Financiero Banorte	6.42%	9 Grupo Aeroportuario del Centro Norte	3.71%
5 Alfa	4.60%	10 Gruma	3.50%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Most global equity markets declined during February 2016. The Euro Stoxx Index declined 3.0% during the month, accumulating a decline of 10.0% during 2016. During the month, gold and silver prices increased 10.8% and 4.6%, respectively, for total increases in 2016 of 17% and 8%, respectively. The U.S. dollar depreciated 1.4% (measured by the DXY Index6) in February, and oil prices declined 4.3% to $33.8 USD/bbl (measured by West Texas Intermediate). The DJIA increased 0.3% and the S&P 500 declined 0.4% during the month, while the yield on the U.S. 10-year Treasury note decreased 19 basis points to 1.73%. The MSCI Mexico Index increased 0.3% during February and the Mexican peso depreciated 0.2% to Ps $18.14.

In local news, a joint announcement between the Ministry of Finance and Mexico´s Central Bank ("Banxico") was made during an extraordinary meeting on February 17th, aimed at strengthening the country´s macroeconomic fundamentals. The Ministry of Finance announced public expenditure cuts for 2016 of Ps. $132 billion (0.7% of GDP), in addition to expenditure cuts of Ps. $135 billion included in the 2016 budget, for a total of Ps. $267 billion (1.4% of GDP) for 2016. Banxico announced an increase in its overnight interest rate of 50 basis points to 3.75%; additionally, the Foreign Exchange Commission canceled its mechanism in which it auctioned $200 million in the market at predetermined rates (both when the peso depreciated 1.0% and 1.5% in any given day) which was set to expire at the end of March 2016. However, it left open the possibility to sell dollars in the market on a discretionary basis. From the time of the announcement to the end of February 2016, the Mexican peso appreciated 4.1%.

Mexican listed companies disclosed financial statements for the fourth quarter and full year of 2015. For calendar year 2015, operating results were positive with sales and Ebitda increasing 9.7% and 9.0%, respectively, while net profits decreased -1.1%, mostly due to currency fluctuations, as the Mexican peso depreciated 14% during calendar year 2015.
The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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